UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20548

 FORM 8−K

 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 26, 2007

 RIDGEWOOD ENERGY M FUND, LLC
 (Exact name of registrant as specified on its charter)

Delaware	000-51268	13-4285167
(State of Incorporation)	(Commission File Number)	(IRS Employer ID Number)

 Registrant's address and telephone number:
 1314 King Street, Wilmington, Delaware 19801
 (302) 888−7444

Check the appropriate box below if the Form 8−K filing is intended tosimultaneously satisfy the filing obligation of the registrant under any of thefollowing provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR240.14a−12)

[_]  Pre−commencement communications pursuant to Rule 14d−2(b) under theExchange Act (17 CFR 240.14d−2b)

[_]  Pre−commencement communications pursuant to Rule 13e−4(c) under theExchange Act (17 CFR 240.13e−4(c))

Item 2.06. Material Impairments

On December 26, 2007, the Ridgewood Energy M Fund, LLC (the "Fund") concluded that it was necessary to record an impairment on one of its proved properties, Eugene Island 364.  The Fund has a 50% ownership in Eugene Island 364, which is operated by El Paso E&P Company (“El Paso”).  The well produced for a short time in 2006 but has been shut-in since August 2006 due to mechanical problems.

While independent petroleum engineering reports indicated that Eugene Island 364 does have proved reserves, the complex geological and stratigraphic nature of the area posed an engineering challenge to access the reserves. During 2006 and the early part of 2007 expenses of approximately $0.9 million were incurred related to work over activities on this property.  Throughout 2007 the Fund and El Paso conducted further seismic analysis and engineering studies and determined that the estimated additional costs to sidetrack the well were approximately $6.0 million.  However, based on the Fund’s internal interpretation of the 3-D seismic data covering the property completed in December 2007 and its assessment of the associated drilling risk, the Fund has concluded that the only way to access the reserves would be to drill a new well at substantially higher costs than the originally planned sidetrack.

As a result, the Fund concluded a material charge for impairment of its working interest in the lease block is required.  The impairment will result in charges of approximately $11.3 million in the fourth quarter of 2007.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

RIDGEWOOD ENERGY M FUND, LLC

Date: January 2, 2008	By:	/s/ Kathleen P. McSherry

Kathleen P. McSherry

Executive Vice President and Chief
Financial Officer